Morgan Stanley Managed Futures
Transtrend II, LLC

Interim Financial Statements
For the Nine Months Ended
September 30, 2008 (Unaudited)




















       THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND FOOTNOTE DISCLOSURE ARE PRESENTED PURSUANT TO REGULATION S-X FOR MORGAN
STANLEY MANAGED FUTURES TRANSTREND II, LLC, IN WHICH MORGAN STANLEY MANAGED FUTURES MV, L.P. HAS AN INVESTMENT GREATER THAN 20% AS OF
SEPTEMBER 30, 2008.





       <table> Morgan Stanley Managed Futures Transtrend II, LLC
Statements of Financial Condition

	September 30,	 December 31,
                         2008      	           2007
	$	 $
	(Unaudited)
ASSETS
Trading Equity:
	Unrestricted cash	38,410,624	  6,030,843
	Restricted cash	        924,921	           605,087

	     Total cash	   39,335,545	        6,635,930

	Net unrealized gain on open contracts (MS&Co.)	         1,507,310	       205,625
	Net unrealized gain on open contracts (MSIP)	           122,721	                  53,994

          Total net unrealized gain on open contracts	        1,630,031		          259,619

	     Total Trading Equity	40,965,576	6,895,549

Interest receivable (MS&Co.)	         27,648	            11,332

	     Total Assets	  40,993,224	       6,906,881


LIABILITIES AND MEMBERS? CAPITAL

LIABILITIES
Redemptions payable 	     460,988   	150,000
Accrued incentive fees	165,871	123,940
Accrued management fees	63,932	11,121
Accrued administrative fees 	         11,188	             1,946

	     Total Liabilities	       701,979	        287,007

MEMBERS? CAPITAL
Managing Member	?	   	4,637,554
Non-Managing Members	  40,291,245	     1,982,320

	Total Members? Capital	  40,291,245	    6,619,874

	Total Liabilities and Members? Capital	       40,993,224	    6,906,881









The accompanying notes are an integral part of these financial statements.

       <table> Morgan Stanley Managed Futures Transtrend II, LLC
Statements of Operations (Unaudited)


                                                                                                                 For the Period from
                                       	 August 1, 2007
                                               For the                (commencement of               For the
                                    Three Months Ended          operations) to            Nine Months Ended
           September 30, 2008     September 30, 2007     September 30, 2008
                                                     $                                   $                                      $

INVESTMENT INCOME
	Interest income (MS&Co.)		        134,736		            33,441			       312,791


EXPENSES
	Management fees	196,572	       	     17,234			          420,462
	Incentive fees	                             165,872                         90,680			         946,779
	Brokerage fees 	                40,408	       	       7,377			            87,916
	Administrative fees	           34,400	                           3,016                          73,581

		   Total Expenses	          437,252	                       118,307		             1,528,738

NET INVESTMENT LOSS 	       (302,516)	                      (84,866)		        (1,215,947)

TRADING RESULTS
Trading profit (loss):
	Realized	1,140,804                       (25,004)		         3,903,758
	Net change in unrealized 	                        (79,927)                     506,028		         1,370,412

		   Total Trading Results	                    1,060,877	                      481,024                     5,274,170

NET INCOME	         758,361                      396,158		         4,058,223


NET INCOME ALLOCATION
Managing Member	?      	                     308,992 	                       241,191
Non-Managing Members	758,361	                       87,166		                  3,817,032













The accompanying notes are an integral part of these financial statements.

       <table> Morgan Stanley Managed Futures Transtrend II, LLC
Statements of Changes in Members? Capital
For the Nine Months Ended September 30, 2008 and for the Period
From August 1, 2007 (commencement of operations) to September 30, 2007 (Unaudited)



	        Managing	               Non-Managing
	       Member       	        Members  	    Total
                  $                                   $                           $
Members? Capital,
	Initial Contribution,
	August 1, 2007	  4,310,000	695,844	  5,005,844

Capital Contributions                                                 ?    		413,575		     413,575

Net Income	      308,992	          87,166	     396,158

Members? Capital,
   September 30, 2007     4,618,992                1,196,585  	          5,815,577




Members? Capital,
	December 31, 2007	4,637,554	1,982,320	   6,619,874

Capital Contributions                                                  ?    		37,482,044		 37,482,044

Net Income 	241,191	3,817,032	   4,058,223

Capital Withdrawals                                     	   (4,878,745)     	             (2,990,151)	  (7,868,896)

Members? Capital,
   September 30, 2008             ?	     40,291,245  	         40,291,245















The accompanying notes are an integral part of these financial statements.

       <table> Managed Futures Transtrend II, LLC
Statements of Cash Flows (Unaudited)

            											    For the Period from
				                                                                                                  August 1, 2007
                      For the Nine           (commencement of
	      Months Ended          operations) to
                 September 30, 2008     September 30, 2007
	                                          $			      $

CASH FLOWS FROM OPERATING ACTIVITIES
Net income  	   4,058,223			396,158
Noncash item included in net income:
	Net change in unrealized	     (1,370,412)		  (506,028)

Increase in operating assets:
	Restricted cash	                                 (319,834)		     (397,697)
	Interest receivable (MS&Co.)	                                                                          (16,316)		(16,459)

Increase in operating liabilities:
	Accrued incentive fees                       41,931	        90,680
	Accrued management fees               52,811		    8,891
	Accrued administrative fees              9,242                   	        1,556

Net cash provided by (used for) operating activities   2,455,645	     (422,899)


CASH FLOWS FROM FINANCING ACTIVITIES

Initial contributions	                                  ?	                        5,005,844
Capital contributions                                 37,482,044		413,575
Capital withdrawals	                          (7,557,908)	                         ?

Net cash provided by financing activities	    29,924,136	                   5,419,419

Net increase in unrestricted cash	      32,379,781                    4,996,520

Unrestricted cash at beginning of period	      6,030,843		           ?

Unrestricted cash at end of period             38,410,624	                    4,996,520










The accompanying notes are an integral part of these financial statements.

       <table> Morgan Stanley Managed Futures Transtrend II, LLC
Condensed Schedules of Investments
September 30, 2008 (Unaudited) and December 31, 2007








Futures and Forward Contracts
       Long
  Unrealized
  Gain/(Loss)

Percentage of
  Members? Capital
    Short
Unrealized
   Gain/(Loss)

 Percentage of
   Members? Capital
     Net
Unrealized
 Gain/(Loss)

$
%
   $
%
$

September 30, 2008, Members? Capital: $40,291,245



Commodity
     (74,761)
       (0.18)
 1,170,222
        2.90
 1,095,461
Equity
       ?
           ?
    319,615
        0.79
319,615
Foreign currency
      14,926
        0.04
    263,668
        0.66
   278,594
Interest rate
      33,263
        0.08
    (79,882)
       (0.20)
    (46,619)






     Grand Total:
    (26,572)
       (0.06)
 1,673,623
        4.15
 1,647,051

     Unrealized Currency Loss





    (17,020)

     Total Net Unrealized Gain



  1,630,031



   261,544

December 31, 2007, Members? Capital: $6,619,874



Commodity
     176,542
        2.67
       65,424
        0.99
 241,966
Equity
       4,877
        0.07
       (3,137)
       (0.05)
   1,740
Foreign currency
      (38,321)
       (0.58)
      (24,265)
       (0.37)
    (62,586)
Interest rate
       35,213
        0.53
       45,983
        0.70
     81,196






     Grand Total:
     178,311
        2.69
       84,005
        1.27
   262,316

     Unrealized Currency Loss





     (2,697)

     Total Net Unrealized Gain





   259,619








The accompanying notes are an integral part of these financial statements.




       Morgan Stanley Managed Futures Transtrend II, LLC
Notes to Financial Statements
September 30, 2008 (Unaudited)

1.  Summary of Significant Accounting Policies

     The unaudited financial statements contained herein include, in the opinion of management, all adjustments necessary for a fair presentation of the results of operations and financial condition of Morgan Stanley Managed Futures Transtrend II, LLC (?Transtrend II, LLC? or the ?Trading Company?). The financial statements and condensed notes herein should be read in conjunction with the Trading Company?s December 31, 2007, Annual Report.

Organization ? Transtrend II, LLC was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the ?Act?), to facilitate investments by Morgan Stanley managed futures funds. The Trading Company commenced operations on August 1, 2008. Demeter Management Corporation (?Demeter?) is the trading manager of the Trading Company. Demeter has retained Transtrend B.V. (?Transtrend?) to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodities interests, including, but not limited to, foreign currencies, financial instruments, mortgage-backed securities, and money market instruments (collectively, ?Futures Interests?) on behalf of the Trading Company. Each member (each investor in the Trading Company, a ?Member?) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Transtrend, an unaffiliated trading advisor, to make investment decisions for the Trading Company. As of September 30, 2008, Morgan Stanley Managed Futures LV, L.P. (a Delaware limited partnership), Morgan Stanley Managed Futures MV, L.P. (a Delaware limited partnership), and Morgan Stanley Strategic Alternatives, L.P. (a Delaware limited partnership) were the Members of the Trading Company.

     The commodity brokers for the Trading Company are Morgan Stanley & Co. Incorporated (?MS&Co.?) and Morgan Stanley & Co. International plc (?MSIP?). MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts. Morgan Stanley Capital Group Inc. (?MSCG?) acts as the counterparty on all trading of the options on foreign currency forward contracts. MS&Co. and its affiliates act as the custodians of the Trading Company?s assets. Demeter, MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Use of Estimates ? The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

       Morgan Stanley Managed Futures Transtrend II, LLC
Notes to Financial Statements
September 30, 2008 (continued)

Revenue Recognition ? Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the net change in unrealized on open contracts from one period to the next on the Statements of Operations. Monthly, MS&Co. credits the Trading Company with interest income on 100% of its average daily funds held at MS&Co. Assets deposited with MS&Co. as margin will be credited with interest income at a rate approximately equivalent to what MS&Co. pays other customers on such assets deposited as margin. Assets not deposited as margin with MS&Co. will be credited with interest income at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month.

     The Trading Company?s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

Trading Company Members? Capital - The Members? capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest and amortization of original issue discount, and the market value of all open Futures Interests contract positions and other assets) less all liabilities of the Trading Company (including, but not limited to, brokerage fees that would be payable upon the closing of open Futures Interests positions, management fees, incentive fees, and extraordinary expenses), determined in accordance with generally accepted accounting principles.

Trading Equity ? The Trading Company?s asset ?Trading Equity,? reflected on the Statements of Financial Condition, consists of (a) cash on deposit with MS&Co. and MSIP to be used as margin for trading and (b) net unrealized gains or losses on futures and forward contracts, which are valued at market and calculated as the difference between original contract value and market value.

     The Trading Company, in its normal course of business, enters into various contracts with MS&Co. and MSIP acting as its commodity brokers. Pursuant to brokerage agreements with MS&Co. and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset and reported on a net basis on the Trading Company?s Statements of Financial Condition.

       Morgan Stanley Managed Futures Transtrend II, LLC
Notes to Financial Statements
September 30, 2008 (continued)

     The Trading Company has offset its fair value amounts recognized for forward contracts executed with the same counterparty as allowable under the terms of the master netting agreement with MS&Co., as the counterparty on such contracts. The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash ? The Trading Company?s cash is on deposit with MS&Co. and MSIP in futures interests trading accounts to meet margin requirements as needed. As reflected on the Trading Company?s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options and offset losses on offsetting London Metal Exchange positions. All of these amounts are maintained separately. Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage Fee ? The Trading Company pays brokerage fees to MS&Co.
Brokerage fees and transaction costs are accrued on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members.

Administrative Fee ? The Trading Company pays MS&Co. a monthly fee to cover all administrative and operating expenses (?Administrative Fee?). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members? capital of the Trading Company.

Capital Contributions ? Each Member made an initial capital contribution into the Trading Company. Additional capital contributions by the Members may be made monthly pending Demeter?s approval. Such capital contribution will increase each Member?s pro rata share of the Trading Company?s Members? capital.

     Demeter initially invested capital directly in the Trading Company. As of February 29, 2008, Demeter has redeemed all capital investments in the Trading Company. Demeter?s investment was equal to an amount it deemed necessary for the Trading Advisor to effectively trade its trading program applicable to the Trading Company. Demeter could have redeemed all or a portion of its investment at its sole discretion without notice to the Member once it believed a sufficient amount of assets had been raised from the Member to sustain the Trading Advisor?s trading program. All capital investments by Demeter in the Trading Company participated on the same terms as the investments made by the Member in the Trading Company.






       Morgan Stanley Managed Futures Transtrend II, LLC
Notes to Financial Statements
September 30, 2008 (continued)

Capital Withdrawals ? Each Member may withdraw all or a portion of its capital as of the last business day of the month. The request for withdrawal must be received in writing by Demeter at least three business days prior to the end of such month. Such capital withdrawals will decrease each Member?s pro rata share of the Trading Company?s Members? capital. Demeter may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions ? Distributions, other than capital withdrawals, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Trading Company?s profits.

Income Taxes ? No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of the Trading Company?s revenue and expenses for income tax purposes.

Dissolution of the Trading Company ? The Trading Company shall be dissolved upon the first of the following events to occur:

    (1)	The sole determination of Demeter; or
    (2)	The written consent of the Members holding not less than
a majority interest in capital with or without cause; or
(3)	The occurrence of any other event that causes the
dissolution of the limited liability company under the Act.

New Accounting Developments ? In July 2006, the Financial Accounting Standards Board (?FASB?) issued Interpretation No. 48, ?Accounting for Uncertainty in Income Taxes ? an interpretation of FASB Statement 109? (?FIN 48?). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. FIN 48 became effective for the Trading Company as of August 1, 2007. The Trading Company has determined that the adoption of FIN 48 did not have a material impact on the Trading Company?s financial statements. The Trading Company files U.S. federal and state tax returns. 2007 tax year remains subject to examination by federal and most state tax authorities.


       Morgan Stanley Managed Futures Transtrend II, LLC
Notes to Financial Statements
September 30, 2008 (continued)

     In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 ("SFAS 157"), "Fair Value Measurements". SFAS 157 requires use of a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels: Level 1 - quoted market prices in active markets for identical assets and liabilities; Level 2 - inputs other than quoted market prices that are observable for the asset or liability, either directly or indirectly (including quoted prices for similar investments, interest rates, credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company?s own assumptions used in determining the fair value of investments).

     The Trading Company adopted SFAS 157 as of January 1, 2008. Based on the Trading Company?s analysis, the effect of applying SFAS 157 to the investments included in the financial statements does not have a material impact on the Trading Company?s financial statements.

     The following table summarizes the valuation of the Trading
Company?s investments by the above SFAS 157 fair value hierarchy as of September 30, 2008: <table> <caption>





Quoted Prices in
Active Markets for
  Identical Assets
        (Level 1)

  Significant Other
    Observable
       Inputs
     (Level 2)

    Significant
     Unobservable
       Inputs
     (Level 3)





       Total
  Assets

Unrealized gains on open contracts
                        $1,539,554
  $90,477
     n/a

$1,630,031

     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (?SFAS 161?). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand how those instruments and activities are accounted for; how and why they are used; and their effects on a Trading Company?s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Each Trading Company is currently evaluating the impact that the adoption of SFAS No. 161 will have on its financial statement disclosures.













       Morgan Stanley Managed Futures Transtrend II, LLC
Notes to Financial Statements
September 30, 2008 (continued)

2.  Trading Advisor

     Demeter has retained Transtrend to make all trading decisions for the Trading Company.

     Fees paid to Transtrend by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fee ? The Trading Company pays Transtrend a monthly management fee based on a percentage of average net assets as described in the advisory agreement among Transtrend II, LLC, Demeter, and Transtrend.

Incentive Fee ? The Trading Company pays Transtrend a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member. Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

     New Trading Profits represent the amount by which profits from futures, forwards, and options trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees
are deducted.   When a Trading Advisor experiences losses with
respect to the Members? capital as of the end of a calendar month, the Trading Advisor must recover such losses before it is eligible for an incentive fee in the future. Losses are reduced for capital withdrawn from the Trading Company.


3.  Financial Instruments

     The Trading Company trades Futures Interests. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility.

     The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price shall be the settlement price on the first subsequent day on which the contract could be liquidated. The fair value of off-exchange-traded contracts is based on the fair value quoted by the counterparty.




       Morgan Stanley Managed Futures Transtrend II, LLC
Notes to Financial Statements
September 30, 2008 (continued)

3.  Financial Instruments (Cont?d)

     The exchange-traded contracts are accounted for on a trade-date basis and fair valued on a daily basis. The off-exchange-traded contracts are periodically fair valued.

     The Trading Company accounts for its derivative investments in accordance with the provisions of Statement of Financial Accounting Standards No. 133, ?Accounting for Derivative Instruments and Hedging Activities? (SFAS No. 133?). SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics:
(1)	One or more underlying notional amounts or payment
provisions;
(2)	Requires no initial net investment or a smaller initial net
investment than would be required relative to changes in
market factors;
    (3) 	Terms require or permit net settlement.

    Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

    The net unrealized gains on open contracts, reported as a component of ?Trading Equity? on the Statements of Financial
Condition, and their longest contract maturities were as follows:

                  Net Unrealized Gains
			           on Open Contracts			         Longest Maturities
				        Off-				                                    Off-
	 	        Exchange-	    Exchange-			   Exchange-	 Exchange-
     Date		        Traded	      Traded               Total	                    Traded	    Traded
  Sep. 30, 2008         $1,539,554	      $90,477	  $1,630,031	    Mar. 2011	    Oct. 2008
  Dec. 31, 2007        $    253,327	      $  6,292	  $   259,619	    Jun. 2010	    Jan. 2008










       Morgan Stanley Managed Futures Transtrend II, LLC
Notes to Financial Statements
September 30, 2008 (continued)

4.  Investment Risk
     The Members? investments in the Trading Company expose the Members to various types of risks that are associated with the Futures Interests and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty risk.

     The rapid fluctuations in the market prices of the Futures Interests in which the Trading Company invests make the Members? investment volatile. If Transtrend incorrectly predicts the direction of prices in the Futures Interests in which it invests, large losses may occur.


    Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices. Although Transtrend will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.



























       Morgan Stanley Managed Futures Transtrend II, LLC
Notes to Financial Statements
September 30, 2008 (concluded)

4.  Investment Risk (cont?d)
          The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company has credit risk because MS&Co., MSIP, and/or MSCG act as the futures commission merchants or the counterparties with respect to most of the Trading Company?s assets.
The Trading Company?s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The
Trading Company?s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the Commodity Futures Trading Commission (the ?CFTC?) and are expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company?s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. The Trading
Company had assets on deposit with MS&Co. and MSIP, each acting as a commodity broker for the Trading Company?s trading of Futures
Interests, totaling $40,875,099 and $6,889,257 at September 30, 2008, and December 31, 2007, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform. With respect to those off-exchange-traded forward currency options contracts, the Trading Company is at risk to the ability of MSCG, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with each counterparty. These agreements, which seek to reduce both the Trading Company?s and the counterparties? exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company?s credit risk in the event of MS&Co.?s or MSCG?s bankruptcy or insolvency.